Exhibit 99.1

NEWS…	Contact:	Robert S. Merritt
March 16, 2005		Lisa Hathcoat
FOR IMMEDIATE RELEASE		(813) 282-1225

OUTBACK STEAKHOUSE, INC. ANNOUNCES
CHANGE IN LEASE ACCOUNTING

Tampa, Florida, March 16, 2005 -- Outback Steakhouse, Inc. (NYSE: OSI) today announced that it has adjusted its accounting for leases after the Company’s review of its policies and discussion with its Audit Committee.
Following restatement announcements of several restaurant companies in December 2004, many public companies across different industries have revised their accounting related to leases, leaseholds and depreciation. Upon completion of the Company’s review of its own accounting policies for leases, it is changing its lease accounting to correct errors in those policies. Changes to the Company’s lease accounting as a result of the review include adjusting lease terms, as defined in Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” as amended, to include renewal options that are reasonably assured of being exercised, including the straight-line effect over the lease term of escalating rents during the option periods and recognizing the effect of pre-opening “rent holidays” over the related lease terms.
The restatement adjustments correct our historical accounting for leases and had no impact on revenues, comparable store sales or net operating cash flows. The Company does not consider the restatement adjustments in prior years’ interim or annual financial statements taken as a whole to be material.
The Company’s adjustments to lease accounting policies are included in its Annual Report on Form 10-K filed today with the Securities and Exchange Commission, which includes restated historical financial information for certain periods. Financial information in previously filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q and its press release issued on February 16, 2005 should no longer be relied upon. The restatement adjustments reduced net income by $3,346,000, $2,951,000 and $2,855,000 for the years ended December 31, 2004, 2003 and 2002, respectively, which reduced diluted net earnings per share for the same periods by $0.04 in each year and resulted in a $24,392,000 cumulative reduction in retained earnings as of December 31, 2004.
In an area unrelated to lease accounting, the Company also said that the restated financial statements include a reclassification of complimentary and employee meals which previously had been included in revenues with a corresponding offset in operating expenses. In the current presentation, no revenue or expense is recorded. These reclassifications had no effect on total assets, total liabilities, stockholders’ equity or net income.

The Outback Steakhouse, Inc. restaurant system operates 885 Outback Steakhouses, 174 Carrabba's Italian Grills, 68 Bonefish Grills, 32 Fleming’s Prime Steakhouse and Wine Bars, 19 Roy’s, two Lee Roy Selmon’s, three Paul Lee’s Chinese Kitchens, and 13 Cheeseburger in Paradise restaurants in 50 states and 21 countries internationally.

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